UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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JOHN WILEY & SONS, INC.
(Name of Registrant as Specified in its Charter)

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John Wiley & Sons, Inc.
111 River Street
Hoboken, New Jersey 07030

SUPPLEMENT TO PROXY STATEMENT
First distributed on August 14, 2020

2020 Annual Meeting of Shareholders

The purpose of this supplement, dated August 21, 2020 (this “Supplement”), to the definitive proxy statement (the “Proxy Statement”) of John Wiley & Sons, Inc. (the “Company”), filed with the U.S. Securities and Exchange Commission on August 14, 2020, relating to the Company’s Annual Meeting of Stockholders to be held on September 24, 2020, at 8:00 a.m., Eastern Daylight Time, is solely to correct typographical errors for the rate of return column in the FY20 rates of returns table for funds under the Company’s Deferred Compensation Plan as noted on page 43 of our Proxy Statement.  These changes do not affect any of the NEO compensation tables or any other disclosures in the Proxy Statement.

No other changes have been made to the Proxy Statement or to the matters to be considered by the shareholders. Capitalized terms used but not otherwise defined in this Supplement shall have the meanings assigned to such terms in the Proxy Statement.

Rate of Returns for Deferred Compensation Funds

Participants designate one or more investment funds which are used to measure the income credited to their account. Although not required to do so, the Company has elected to invest the funds deferred under the plan substantially as directed by the participants. The funds currently available under the DCP and their returns for the last fiscal year are shown below:

Deferred Compensation Funds	Rate of Return for 1 year ending 04/30/2020
Goldman Sachs VIT Government Money Market	1.68%
Fidelity VIP Investment Grade Bond Svc	8.96%
MFS VIT Value	-7.27%
Fidelity VIP Index 500	0.74%
American Funds IS Growth 2	12.09%
Nationwide VIT Mid Cap Index I	-15.35%
DFA VA US Targeted Value	-26.93%
Vanguard VIF Small Company Growth	-12.98%
MFS VIT II International Value	-0.39%
MFS VIT II International Growth	-4.22%
Northwestern Mutual Life Insurance	4.88%*
* Represents blended average rate of 5.20% for May through December 2019 and 4.25% for January through April 2020.